Exhibit 10.2
Security Guards Transfer
Memorandum of Understanding
between
Shanghai Yuan Hao Electronic Company Limited
and
Diodes Shanghai Company Limited
1.
This Memorandum of Understanding (“MOU”) is based on the request from Diodes Shanghai Company Limited (“DSH” or “Lessee”) that starting from September 1, 2010, DSH will not extend the use of the security firm and its guards (“Security Guards”) as previously provided by Shanghai Yuan Hao Electronic Company Limited (“Yuan Hao” or “Leaser”).

2.
For the purpose of improving coordination with DSH’s operation, Yuan Hao agrees to fully withdraw Security Guards at the address, No. 1, Lane 18, San Zhuang Road, Songjiang Export Zone, Shanghai, People’s Republic of China (the “Location”), before September 1, 2010, including withdraw those stationed at the posts as specified in Exhibit A to this MOU. From that day onward, the security firm hired by DSH shall be responsibility for all security matters, including those posts as specified in Exhibit A to this MOU.

3.
Leaser has the right to conduct examination and inspect public factory zone and building’s facilities, sanitation and environment (the “Inspection”) at DSH’s lease operation Location (but Leaser shall request and notify the Lessee at least two (2) days prior to the planned Inspection and can proceed with such Inspection after receiving Lessee’s arrangement for such Inspection). While conducting the Inspection, the Inspection personnel shall be accompanied by DSH’s designated persons and DSH’s own security guards at the same time.

4.	Beginning from September 1, 2010, DSH shall be fully responsible for any such problems caused by security mismanagement at the Location.

5.
On August 31, 2010, both parties shall conduct the transfer of security guards and work at facilities at the Location (the “Transfer”), and the Transfer procedures shall be processed, inspected and examined by the respective administrative personnel as designated by each party.

6.	Leaser agrees to continue to be fully responsible for Location’s property safety management (other than security management).

7.	The Lease Facility Safety Management Agreement and other related terms and conditions in lease agreements signed by both parties shall remain unchanged (except those related to security management).

8.
Language: This MOU is written in Chinese and English languages. The content of both language versions are the same, but the Chinese version of the MOU shall be the determinative version of the MOU. (According to the laws of the People’s Republic of China (“PRC”) that all entities registered in PRC must make the determinative version of signed documents in Chinese).

9.	Both parties shall continue each party’s respective obligations under this MOU while conducting friendly negotiation.

10.	This version of MOU is made in 2 copies. Each party shall retain a copy.

Shanghai Yuan Hao Electronic Company Limited	Diodes Shanghai Company Limited

Transferor	Transferee:

Date:	Date:

Exhibit A
Transfer List

Transfer Completion Status
Facility Number	Post Description	(✓)
1	#1 Manufacturing Building
2	#2 Manufacturing Building
3	#3 Facility Building
4	#4 Facility Building
5	N2 H2 Station
6	Transformation Station
7	Electric Generator Station
8	Gate Post

Shanghai Yuan Hao Electronic Company Limited	Diodes Shanghai Company Limited

Transferor	Transferee:

Date:	Date: